Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FOURTH QUARTER AND YEAR-END 2010 RESULTS
Dallas, Texas (February 28, 2011) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2010.
Fourth Quarter Financial Results
     For the quarter ended December 31, 2010, consolidated net revenues increased 3.5% to $154.2 million compared with $149.0 million in the prior year period. Operating income for the fourth quarter was $53.0 million as compared with $50.9 million for the prior year period. Operating income margin for the fourth quarter of 2010 was 34.3% versus 34.2% in the prior year period. For the quarter, adjusted EBITDA less noncontrolling interests was $55.4 million compared with $51.8 million in the prior year period.
     The financial results for the fourth quarter were driven by systemwide revenue growth of 13%, consisting of 8% U.S. same-facility revenue growth and the remainder being due to acquisition activity.
     Cash flows from operating activities for the fourth quarter totaled $31.3 million compared with $38.6 million for the prior year period. During the fourth quarter, the Company and its consolidated subsidiaries invested approximately $3.7 million in maintenance capital expenditures and an additional $8.4 million to develop new facilities and expand existing facilities.
Full Year Financial Results
     For the year ended December 31, 2010, consolidated net revenues were $576.7 million compared with $593.5 million in the prior year. On a year-over-year basis, consolidated net revenues were reduced by $14.6 million due to the deconsolidation of facilities that are now accounted for under the equity method. Operating income for 2010 was $210.5 million as compared with $198.3 million for 2009. Operating income margin for the year ended December 31, 2010, increased 310 basis points to 36.5% from 33.4% in the prior year. For the year, adjusted EBITDA less controlling interests was $200.2 million as compared with $194.0 million in the prior year period.
     The financial results for the year were driven by systemwide revenue growth of 7%, consisting of 5% U.S. same-facility revenue growth and the remainder being due to acquisition activity.
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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
     Cash flows from operating activities for the year ended December 31, 2010, totaled $169.1 million compared with $180.6 million for the prior year. This decrease was primarily due to non-recurring expenses and an increase in cash tax payments. During 2010, the Company and its consolidated subsidiaries invested approximately $18.7 million in maintenance capital expenditures and an additional $21.3 million to develop new facilities and expand existing facilities.
Systemwide Financial Results
     Due to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At December 31, 2010, 130 of the 189 facilities the Company operated were not consolidated.
Revenue Analysis
     For the full year, the systemwide revenues of the facilities operated by the Company increased 7%, while consolidated revenues decreased. Consolidated and unconsolidated revenues were also affected by certain transactions and a stronger U.S. dollar. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended		Year Ended
	December 31, 2010		December 31, 2010
	As Reported	Unconsolidated	As Reported	Unconsolidated
	Under GAAP	Affiliates	Under GAAP	Affiliates
Total revenues, period ended December 31, 2009	$148,967	$322,812	$593,475	$1,178,114
Add: Revenue from acquired facilities	2,231	21,556	8,070	45,909
Less: Revenue of disposed facilities	—	(2,324)	—	(12,169)
Less: Revenue of deconsolidated facilities	(1,536)	1,536	(14,571)	14,571
Impact of exchange rate	(895)	—	(1,199)	—

Adjusted base period	148,767	343,580	585,775	1,226,425
(Decrease) increase from operations	4,179	33,992	(9,366)	97,093
Non-facility based revenue	1,266	49	256	5,523

Total revenues, period ended December 31, 2010	$154,212	$377,621	$576,665	$1,329,041

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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
Development Activity
     During the year, the Company added 27 facilities and completed the sale of its interest in three facilities. In addition, the Company sold its subsidiary, American Endoscopy Services, in December. At December 31, 2010, the Company had six facilities under development, of which five were under construction. In addition to the three divestitures, the Company deconsolidated the financial results of two facilities that it continues to operate.
Other Items
     In the prior year ended December 31, 2009, the Company’s tax provision included the recognition of a $31.2 million U.S. income tax benefit. This benefit, which encompasses the Company’s net operating loss carryforwards and most other U.S. deferred tax assets, was recognized because the Company considers it more likely than not that taxable income will be generated in the future to allow those assets to be realized.
     In order to analyze operating results, various expenses have been identified below in order to assist in understanding the Company’s operating and full year results. These items are discussed further in the Company’s 2010 Form 10-K.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating income as reported	$52,970	$50,882	$210,516	$198,295
Losses on deconsolidations, disposals and impairments	5,842	9,630	6,378	29,162
Impairment of unconsolidated affiliate	3,676	—	3,676	—
Expense related to previous acquisition and facility purchase option	—	—	6,000	—
Acquisition costs	2,713	98	3,385	98
VAT assessment	—	—	965	(965)
Depreciation and amortization	7,671	7,714	29,799	31,165

Adjusted EBITDA	72,872	68,324	260,719	257,755
Noncontrolling interests	(17,481)	(16,515)	(60,560)	(63,722)

Adjusted EBITDA less noncontrolling interests	$55,391	$51,809	$200,159	$194,033

Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We are pleased with our fourth quarter volume growth and acquisition activity, and we believe it is representative of favorable momentum going into 2011.”
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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
     The live broadcast of USPI’s fourth quarter and year-end conference call will begin at 10:00 a.m. Eastern Time on February 28, 2011. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 190 surgical facilities. Of the Company’s 185 domestic facilities, 133 are jointly owned with not-for-profit healthcare systems. The Company also operates five facilities in the United Kingdom.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
     Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. Adjusted EBITDA, which is computed by adding operating income plus depreciation and amortization and non-routine charges affecting comparability is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. Adjusted EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from Adjusted EBITDA, adjusts both years’ Adjusted EBITDA to reflect that the Company does not own 100% of each facility. Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$154,212	$148,967	$576,665	$593,475

Equity in earnings of unconsolidated affiliates	20,162	18,661	69,916	61,771

Operating expenses:
Salaries, benefits and other employee costs	42,506	40,322	156,213	160,278
Medical services and supplies	26,063	25,604	97,940	99,510
Other operating expenses	26,227	23,126	99,075	89,347
General and administrative expenses	10,908	9,060	38,202	38,769
Provision for doubtful accounts	2,187	1,290	8,458	8,720
Losses on deconsolidations, disposals and impairments	5,842	9,630	6,378	29,162
Depreciation and amortization	7,671	7,714	29,799	31,165

Total operating expenses	121,404	116,746	436,065	456,951

Operating income	52,970	50,882	210,516	198,295
Interest expense, net	(17,224)	(16,982)	(69,240)	(67,612)
Other, net	(14)	113	708	373

Income from continuing operations before income taxes	35,732	34,013	141,984	131,056
Income tax (expense) benefit	(8,091)	(9,256)	(32,328)	879

Income from continuing operations	27,641	24,757	109,656	131,935
Discontinued operations, net of tax	(7,813)	281	(7,003)	1,453

Net income	19,828	25,038	102,653	133,388
Less: Net income attributable to noncontrolling interests	(17,481)	(16,515)	(60,560)	(63,722)

Net income attributable to USPI’s common stockholder	$2,347	$8,523	$42,093	$69,666

Supplemental Data:
Facilities operated at period end	189	169	189	169
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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$60,253	$34,890
Accounts receivable, net of allowance for doubtful accounts of $7,481 and $8,160, respectively	50,082	54,237
Other receivables	15,242	15,246
Inventories	9,191	8,789
Deferred tax assets, net	14,961	16,400
Other	14,682	14,382

Total current assets	164,411	143,944

Property and equipment, net	202,260	198,506
Investments in unconsolidated affiliates	393,561	355,499
Goodwill and intangible assets, net	1,587,876	1,602,187
Other	24,631	25,256

Total assets	$2,372,739	$2,325,392

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$23,488	$23,475
Accrued expenses and other	218,786	210,148
Current portion of long-term debt	22,386	23,337

Total current liabilities	264,660	256,960

Long-term debt	1,047,440	1,048,191
Other liabilities	157,820	158,373

Total liabilities	1,469,920	1,463,524

Noncontrolling interests — redeemable	81,668	63,865

USPI stockholder’s equity	786,757	757,952
Noncontrolling interests — nonredeemable	34,394	40,051

Total equity	821,151	798,003

Total liabilities and equity	$2,372,739	$2,325,392

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United Surgical Partners Announces Fourth Quarter and Year-End 2010 Results

February 28, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended December 31,
	2010	2009	% Change
Systemwide statistics (in thousands):
Revenue	$516,826	$459,557	12.5%

Systemwide same-facility statistics(1) (2):
United States:
Facility cases	212,023	206,770	2.5%
Net revenue/case	$2,282	$2,160	5.6%
Net revenue (in thousands)	$483,792	$446,624	8.3%
Facility operating income margin(3)	29.5%	28.9%	60 bps

United Kingdom:
Adjusted admissions	5,272	5,394	(2.3%)
Net revenue/adjusted admission	$5,010	$5,026	(0.3%)
Net revenue/adjusted admission (at constant currency translation rates)(4)	$5,010	$4,793	4.5%
Net revenue (in thousands)	$26,413	$27,109	(2.6%)
Facility operating income margin(3)	21.4%	22.6%	(120) bps

Other:
Total consolidated facilities	58	60

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using fourth quarter 2010 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.
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